EXHIBIT B

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D/A to which this Joint Filing Agreement is attached, and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: January 7, 2019	TOMS ACQUISITION I LLC

	By:	/s/ Noam Gottesman
Name: Noam Gottesman
Title: Managing Member

TOMS CAPITAL INVESTMENTS LLC

	By:	/s/ Noam Gottesman
Name: Noam Gottesman
Title: President

/s/ Noam Gottesman
Noam Gottesman

/s/ Guy Weltsch
Guy Weltsch

/s/ Alejandro San Miguel
Alejandro San Miguel

/s/ Anup Patel
Anup Patel